Exhibit (6):   Opinion and Consent of Actuary.


DATE:   March 1, 2000

TO:     UNITED OF OMAHA LIFE INSURANCE COMPANY

FROM:   Robert E. Hupf, FSA, MAAA
        Vice President and Actuary


RE:     ACTUARIAL OPINION


This opinion is furnished in connection with the 2000 annual update registration by United of Omaha Life Insurance Company of a Flexible Premium Variable Universal Life Insurance policy 6387L-1197 under the Securities Act of 1933. The prospectus included in the Pre-Effective Amendment No. 1 to Registration State No. 333-35587 on Form S-6 describes the Policy. I have reviewed the Policy form and I have participated in the preparation and review of the Registration Statement Exhibits thereto.

In my opinion, the illustration of death benefit, surrender value, and premium shown in the Illustration section of the Policy prospectus included in the amended Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. Such assumptions, including the current cost of insurance rates and other charges, are reasonable. The ages selected in the illustrations are representative of the manner in which the Policy operates. The Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be more favorable to prospective purchasers of Policies at the ages and in the rate classes illustrated than to prospective purchasers of Policies, for males or females, at other ages.

I hereby consent to the filing of this opinion as an exhibit to the Annual Update Registration Statement and to the use of my name under the heading Experts in the prospectus as to actuarial matters.


                                    /s/ Robert E. Hupf, FSA, MAAA
                                    Vice President and Actuary